                                  SCHEDULE 13G

                                 (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rule 13d-1(b) and (c) and Amendments Thereto Filed Pursuant to Rule 13d-2(b).

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No.1)*


                              MARKER INTERNATIONAL
-----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   570538108
-----------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 4, 1999

            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 570538108                       13G                  Page 2 of 6 Pages



 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             RALANO FAMILY PARTNERS LTD. (TAX ID NO. 74-2636335)
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  / (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas Limited Partnership
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                          1,259,800
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER BENEFICIALLY
          OWNED BY

            EACH                           None
                               ------------------------------------------------
          REPORTING            7     SOLE DISPOSITIVE POWER

           PERSON
                                          1,259,800
                               ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER WITH

                                           None
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          1,259,800
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ](See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       11.31%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

                       PN
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a)     Name of Issuer:   Marker International


           (b)     Address of Issuer's Principal Executive Offices:

                                     P.O. Box 26548, Salt Lake City, UT 84126


Item 2.    (a)     Name of Person Filing:    Ralano Family Partners, Ltd


           (b)     Address of Principal Business Office:    2201 North Stanton,
                                                            El Paso, Texas 79902

Item 2.    (c).    Citizenship:    Texas Limited Partnership



           (d).    Title of Class of Securities:  Common Stock



           (e).    CUSIP Number:     570538108



Item 3.    This statement is filed pursuant to Rule 13d-1(c) and 13d-2(d)


Item 4.    Ownership.

           (a).    Amount Beneficially Owned:     1,259,800



           (b).    Percent of Class:       11.31%



           (c).    Number of Shares as to which the person has:

                   (i)      sole power to vote or to direct the vote   1,259,800

                   (ii)     shared power to vote or to direct the vote    None

                   (iii)    sole power to dispose or to direct the
                            disposition of                             1,259,800

                   (iv)     shared power to dispose or to direct the
                            disposition of                               None





                              Page 4 of 6 Pages

Item 5.     Ownership of Five Percent or Less of a Class:


            Not applicable.


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:


            Not applicable.


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:


            Not applicable.


Item 8.     Identification and Classification of Members of the Group:


            Not applicable.





                              Page 5 of 6 Pages

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Item 9.     Notice of Dissolution of Group:

            Not Applicable.


Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


            Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          Ralano Family Partners, Ltd.,
                                          a Texas limited partnership



                                          By: Bearzo, L.C., a Texas limited
                                              liability company

                                          By: /s/ Louis M. Alpern

                                                   Title: Manager





Dated: May 12, 1999




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